FOR IMMEDIATE RELEASE
Contact:	Maurice H. Sullivan, Jr.
(617) 254-0707

PEOPLES FEDERAL BANCSHARES, INC. ANNOUNCES FIRST QUARTER RESULTS

Brighton, Massachusetts, February 7, 2011. Peoples Federal Bancshares, Inc.  (the "Company") (Nasdaq: PEOP), the holding company for Peoples Federal Savings Bank (the "Bank"), announced first quarter earnings for the fiscal year ending September 30, 2011. For the three months ended December 31, 2010, the Company reported net income of $977,000 or $0.15 per share, basic and diluted, as compared to net income of $858,000 for the same period last year.  The Company’s mutual-to-stock conversion occurred on July 6, 2010, therefore, earnings per share are not presented for periods where the shares were not outstanding for the entire period.

Net interest income for the three months ended December 31, 2010 totaled $4.1 million as compared to $3.4 million for the three months ended December 31, 2009.    Noninterest income totaled $539,000, which included $0 gain on the sales of available for-sale-securities for the three months ended December 31, 2010 as compared to $651,000, which included $210,000 gain on the sales of available-for-sale securities for the three months ended December 31, 2009.   Noninterest expense totaled $3.1 million for the three months ended December 31, 2010 as compared to $2.7 million for the three months ended December 31, 2009, reflecting higher salaries and employee benefits and increases in other operating expenses.

Since September 30, 2010, the Company's balance sheet has decreased by $15.7 million or 2.9%, to $530.2 million. Net loans increased 4.5%. The increase in loans was primarily due to lending in the residential and commercial real estate loan categories. Cash and cash equivalents decreased by $33.8 million to $80.1 million at December 31, 2010 from $113.9 million at September 30, 2010. This decrease was the result of investing a portion of the stock offering proceeds in available-for-sale securities. FHLB borrowings decreased by $9.0 million, or 27.3%, from September 30, 2010.  Deposits decreased by $7.5 million to $383.3 million at December 31, 2010 from $390.8 million at September 30, 2010.

Asset quality has remained stable as non performing assets totaled $2.5 million or 0.47 % of total assets at December 31, 2010, as compared to $3.0 million or 0.54 % of total assets at September 30, 2010.    The Company did provide an additional $60,000 to the provision for loan losses during the quarter ended December 31, 2010 reflecting a $16.8 million increase in net loans.

Maurice H. Sullivan, Jr., Chairman and Chief Executive Officer of the Company, commented that "Peoples Federal Bancshares, Inc. has begun our first fiscal year after the successful completion of our initial public offering in July 2010.  As we implement our plans for the deployment of the capital raised, we will remember the discipline that was used to responsibly grow the Company in the past.  We are committed to building profitable lending and deposit relationships, continuing to provide the products and services demanded by our customers and working to strategically lend and invest in the greater Boston market that we serve.”

Certain statements herein constitute "forward-looking statements" and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Peoples Federal Bancshares, Inc. is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2010	2010
	(In Thousands, except share data)
ASSETS	(unaudited)
Cash and due from banks	$9,135	$9,154
Interest-bearing demand deposits with other banks and money market mutual funds	38,527	66,888
Federal funds sold	8,999	12,505
Federal Home Loan Bank - overnight deposit	23,420	25,316
Total cash and cash equivalents	80,081	113,863
Investments in available-for-sale securities (at fair value)	25,492	23,596
Federal Home Loan Bank stock, at cost	4,339	4,339
Loans, net of allowance for loan losses of $3,203 as of September 30, 2010
and $3,204 as of September 30, 2009	394,497	377,664
Loans Held for Sale	---	260
Other real estate owned	353	795
Premises and equipment	3,234	3,257
Accrued interest receivable	1,415	1,589
Cash surrender value of life insurance policies	11,786	11,670
Deferred income tax asset, net	5,462	5,647
Other assets	3,538	3,257
Total assets	$530,197	$545,937

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$33,260	$35,359
Interest-bearing	350,044	355,480
Total deposits	383,304	390,839
Federal Home Loan Bank advances	24,000	33,000
Other liabilities	7,293	7,738
Total liabilities	414,597	431,577

Stockholders’ Equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued	---	---
Common stock, $.01, par value, 100,000,000 shares authorized, 7,141,500
shares issued and outstanding	71	71
Additional paid-in-capital	69,343	69,331
Retained earnings	51,583	50,606
Accumulated other comprehensive income	20	65
Unearned ESOP shares	(5,417)	(5,713)
Total stockholders’ equity	115,600	114,360
Total liabilities and stockholders’ equity	$530,197	$545,937

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Three Months  Ended December 31, 2010 and 2009

	2010	2009
	(In Thousands)
Interest and dividend income:	(unaudited)
Interest and fees on loans	$5,076	$5,131
Interest on debt securities:
Taxable	75	59
Other interest	44	17
Total interest and dividend income	5,195	5,207
Interest expense:
Interest on deposits	890	1,320
Interest on Federal Home Loan Bank advances	245	473
Total interest expense	1,135	1,793
Net interest and dividend income	4,060	3,414
Provision for loan losses	60	---
Net interest and dividend income after provision
for loan losses	4,000	3,414
Noninterest income:
Customer service fees	209	209
Loan servicing fees	26	26
Net gain on sales of mortgage loans	99	73
Net gain on sales of available-for-sale securities	---	210
Income on cash surrender value of life insurance	117	100
Other income	88	33
Total noninterest income	539	651
Noninterest expense:
Salaries and employee benefits	2,004	1,746
Occupancy expense	208	192
Equipment expense	109	105
Professional fees	113	125
Advertising expense	33	42
Data processing expense	186	118
Deposit insurance expense	123	115
Other expense	324	208
Total noninterest expense	3,100	2,651
Income before income taxes	1,439	1,414
Income tax expense	462	556
Net income	$977	$858

Earnings per share:
Basic	$.15	N/A
Diluted	$.15	N/A